COACHMEN INDUSTRIES FINALIZES TRANSACTION, SELLS LUX COMPANY


COACHMEN RE-DEPLOYS ASSETS INTO CORE BUSINESSES

ELKHART, Ind., Oct. 2 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news) announced today it has closed on its earlier announced sale of the assets of the Lux Company, Coachmen Industries' manufacturer of seating products for leisure use, located in Elkhart. The purchase includes Lux Company's real estate, machinery and equipment, inventories and receivables. Lux employees will also be retained by the buyer.

Officials from Coachmen said the sale of Lux is part of its asset utilization program to divest non-core assets and direct its energies and focus on the company's two core businesses, recreational vehicles and modular construction. "With this divestiture we continue to redirect assets into our core businesses," stated Claire C. Skinner, Coachmen Chairman, CEO and President. "With a clear focus on our core businesses, we are well positioned to continue to execute our strategic plan for growth meeting the needs of our customers while building shareholder value."

Coachmen Industries, Inc. is one of the nation's leading full-line manufacturers of recreational vehicles. The company is also a leader in modular construction. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular divisions, is America's leading producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.